EXHIBIT 23.2



                                   CONSENT OF
                     PKF BEDRIJFSREVISOREN, ANTWERP, BELGIUM
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


REMEDENT, INC.
Xavier de Cocklaan 42
9831 Deurle, Belgium


We consent to the use of our report dated July 13, 2005, except Note 3 as to which the date is September 22, 2005 with respect to the consolidated financial statements of Remedent, Inc. as of March 31, 2005 and for the year then ended, in the Amendment No. 1 to the Registration Statement on Form SB-2 (the "Registration Statement") and related Prospectus of Remedent, Inc. We further consent to the reference to our firm under the heading "Experts" in the Registration Statement.


Antwerp, Belgium
Dated:  October 18, 2005

PKF bedrijfsrevisoren
Represented by


/s/ Ria Verheyen


Ria Verheyen